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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP


Board of Directors
U.S. Physical Therapy, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-63446, 33-63444, 33-91004, 33-93040, 333-30071, 333-64159, 333-67680,
333-67678, 333-82932 and 333-103057) on Form S-8 of U.S. Physical Therapy, Inc.
of our report dated March 7, 2003, relating to the consolidated balance sheets of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of U.S. Physical Therapy, Inc.


KPMG LLP

Houston, Texas
March 28, 2003